Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL ANNOUNCES

THIRD QUARTER RESULTS

Declares 61st Consecutive Quarterly Dividend

ADDISON, IL, November 4, 2003 – Minuteman International, Inc. (Nasdaq: MMAN), the floor-care equipment manufacturer, reported that its income from operations was $723,000 for the three months ended September 30, 2003, down 3.3% from $748,000 for the three months ended September 30, 2002.  Net income for the three months ended September 30, 2003 was $387,000, or $.11 per share, compared with $156,000, or $.04 cents per share, for the same months of 2002, a 148.1 percent gain.  Net sales were $18,228,000, an increase of 5.0 percent over the $17,356,000 reported for the third quarter of 2002, with good demand continuing in the Company’s international operations.

The principal difference between the net income for this year and last is the amount of interest expense incurred.  A change in the fair market value of a derivative financial instrument reduced interest expense in the 2003 quarter by $8,000 while the adjustment to fair market value in the same quarter of 2002 resulted in a charge of $344,000.  “This $352,000 quarter-over-quarter benefit to 2003’s third quarter more than offset the increase in selling, general and administrative expenses, primarily made up of higher professional fees and casualty insurance costs,” noted Gregory J. Rau, President of the Company.

The first nine months of 2003 ended September 30 saw net income improve by 6.9 percent to $1,514,000, or $.42 per share.  This was up from $1,417,000, or

$.40 per share, in the year-ago period.  Net sales for the first nine months of 2003 were essentially unchanged, at $56,120,000 versus $56,535,000 for the first nine months of 2002.

Mr. Rau pointed out that international sales were up 33.9 percent after foreign currency effects, and that domestic cleaning-chemical sales also were strong.  Demand from domestic equipment dealers was flat for the period.  Rau cited increasing interest from North American dealers at the recently concluded trade show of the International Sanitary Supply Association.  Minuteman introduced eight new products at the convention that, Rau said, were well received.  “These additions to our product lineup underscore our continued commitment to invest in research and development despite the lackluster economy that has prevailed over the past two years.  We believe this may contribute favorably to our long-term growth.”

The Board of Directors has approved a dividend on Minuteman’s common stock in the amount of $.09 per share, payable November 28, 2003 to shareholders of record as of November 14, 2003.  This is Minuteman’s 61st consecutive quarterly dividend.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 60 countries.  More information can be found on the company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical are forward-looking and reflect expectations about the Company’s future performance. The Company has tried to identify such forward-looking statements by using words such as “expect”, “foresee”, “looking ahead”, “anticipate”, “estimate”, “believe”, “should”, “intend”, and similar expressions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  The following are some of the factors that could cause the Company’s operations or financial condition to differ materially from what the Company has anticipated in forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; labor and other operating costs; political or economic instability in local markets; disruptions from outbreak of hostilities, war or terrorists’ attacks; competition; customer preferences; effects of unanticipated materially adverse litigation or product claims; unexpected product failures or non-acceptance of new products by the market; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, proxy statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

[Tables follow]

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,
	2003	2002	% Change

Net Sales	$18,228	$17,356	5.0

Cost of Sales	12,809	12,218	4.8

Gross Profit	$5,419	$5,138	5.5

Selling Expenses	3,336	3,287	1.5

General and Administrative Expenses	1,360	1,103	23.3

Income from Operations	$723	$748	(3.3)

Interest Expense, net	(115)	(506)	(77.3)
Other Income (Expense), net	9	6	50.0

Total Other Expense, net	(106)	(500)

Income before Income Taxes	$617	$248	148.8

Income Tax Expense	230	92	150.0

Net Income	$387	$156	148.1

Net Income Per Share — Basic and diluted	$.11	$.04

Average Number of Shares Outstanding - Basic	3,584	3,577

Average Number of Shares Outstanding – Diluted	3,587	3,587

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Nine Months Ended September 30,
	2003	2002	% Change

Net Sales	$56,120	$56,535	(.7)

Cost of Sales	39,271	39,782	(1.3)

Gross Profit	$16,849	$16,753.6

Selling Expenses	10,315	10,122	1.9

General and Administrative Expenses	3,707	3,444	7.6

Income from Operations	$2,827	$3,187	(11.3)

Interest Expense, net	(329)	(896)	(63.3)
Other Income (Expense), net	(1)	24

Total Other Expense, net	(330)	(872)	(62.2)

Income before Income Taxes	$2,497	$2,315	7.9

Income Tax Expense	983	898	9.5

Net Income	$1,514	$1,417	6.9

Net Income Per Share — Basic and diluted	$.42	$.40

Average Number of Shares Outstanding - Basic	3,582	3,576

Average Number of Shares Outstanding – Diluted	3,587	3,587